Exhibit 99.1

Contact:	Anthony P. Costa	FOR IMMEDIATE RELEASE
	Chairman and Chief Executive Officer (866) 646-0003	Press Release dated April 19, 2007

ES Bancshares, Inc.

Announces Reduction in Exercise Price and Extension of Term of

Common Stock Purchase Warrants

Newburgh, New York– (April 19, 2007) ES Bancshares, Inc. (the “Company”) (OTCBB: ESBS) announced today that it has modified the terms of its Common Stock Purchase Warrants (the “Warrants”) (OTCBB: ESBSW) to purchase Company Common Stock. The Board has reduced the exercise price of the Warrants from $12.50 to $10.00. The Board has also extended the expiration term of such Warrants from June 28, 2007 at 5:00 p.m. New York time to June 28, 2008 at 5:00 p.m. New York time.

The Common Stock Purchase Warrants were originally issued in connection with the initial public offering on April 28, 2004. Each purchaser in the offering was provided with a Common Stock Purchase Warrant to Purchase One Share for every five shares purchased.

Regarding the modification of certain terms of the Common Stock Purchase Warrants, Anthony P. Costa, Chairman and Chief Executive Officer stated, “the Board of Directors believes that these modifications will increase the value of the Warrants, the vast majority of which are held by our stockholders. In addition, the modifications will make it more likely that such Warrants are exercised, thus increasing capital of the Company. Therefore, we think this is good news for our stockholders.”

The Company has engaged American Stock Transfer and Trust Company as its Exchange Agent to facilitate the exchange of Warrant Certificates to reflect the new terms. Warrant holders will be receiving instructions shortly on how to effectuate the exchange. The Company is the holding company for Empire State Bank, N.A., a full-service, community-oriented commercial bank providing financial services to individuals, families and businesses in and around Orange County and Ulster County, New York.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause ES Bancshares, Inc.’s actual results to differ from those expected at the time of this release, including changing market conditions, changes in the market price of ES Bancshares, Inc.’s common stock, competition, general and local economic conditions, changes in interest rates, inability to successfully carry out marketing and/or expansion plans and regulatory concerns. Investors are urged to carefully review and consider the various disclosures made by ES Bancshares, Inc. in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in ES Bancshares, Inc.’s Annual Report on Form 10-KSB for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC’s web site at http://www.sec.gov or on ES Bancshares, Inc.’s web site at http://www.esbna.com.